Aflac Incorporated 11-K
EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Pension Committee
Aflac Incorporated 401(k) Savings
  and Profit Sharing Plan:
We consent to the incorporation by reference in the Registration Statement Nos. 33-41552, 333-135324 and 333-158969 on Form S-8 of Aflac Incorporated of our report dated June 26, 2009, with respect to the statements of net assets available for plan benefits of the Aflac Incorporated 401(k) Savings and Profit Sharing Plan as of December 31, 2008 and 2007, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related schedule, which report appears in the December 31, 2008 annual report on Form 11-K of Aflac Incorporated.
June 26, 2009
Atlanta, Georgia
EXH 23-1